Exhibit 99.1

FOR IMMEDIATE RELEASE

Pfenex Reports Second Quarter 2016 Results and Provides Business Update

SAN DIEGO, August 8, 2016 — Pfenex Inc. (NYSE MKT: PFNX), a clinical-stage biotechnology company engaged in the development of biosimilar therapeutics, including high value and difficult to manufacture proteins, today reported financial results for the second quarter ended June 30, 2016 and provided a business update.

Pfenex disclosed today in a separate press release that the company will be regaining the full rights to PF582, a biosimilar candidate to Lucentis (ranibizumab), based on our collaboration partner’s strategic review of the current therapeutic focus of its biosimilar pipeline. In addition, today Pfenex disclosed the Phase 1/2 PF582 data in the separate press release.

Pfenex also announced today the positive interim data from our anthrax vaccine Phase 1a study, which may be referred to in the separate press release issued today.

“We believe that PF582 has significant value as highlighted by the Phase 1/2 data we released this morning. As the program transitions back to Pfenex, we will be moving ahead with strategic options for PF582. Our diverse pipeline continues to advance as demonstrated by the positive anthrax vaccine update today. Additionally, the announcement of the Jazz collaboration on July 28th underscores the value of the Pfenex Expression Technology platform and our development capability,” stated Bertrand C. Liang, chief executive officer of Pfenex. “As part of the Jazz collaboration, we have the opportunity to efficiently develop a portfolio of hematology programs. Given this productive collaboration and our recent pipeline review, we have decided to advance the assets that are part of the Jazz collaboration ahead of the PF530 biosimilar Betaseron opportunity and reduce the expenses associated with PF530. The PF530 program is at an important inflection point, having accessed an abbreviated biosimilar development path in the United States, consisting of a pivotal PK/PD study in healthy subjects and an immunogenicity study in multiple sclerosis patients. However, by focusing on pipeline programs that balance value creation with development costs, we will continue to improve our capital efficiency. Potential strategic opportunities for the PF530 program will be explored, given the successful advancement of PF530 and the positive regulatory feedback. This re-alignment underscores our disciplined approach to capital allocation. Over the remainder of 2016, we are looking forward to key data readouts and study initiations which we believe will further highlight our differentiated business strategy and capabilities.”

Business Review and Update

Pfenex initiated the Phase 1 trial for its recombinant anthrax vaccine in 2015 and today reported positive interim data from the study in a separate press release. In August 2015, Pfenex announced signing a five year, cost plus fixed fee contract valued at up to $143.5 million with the Biomedical Advanced Research and Development Authority (BARDA) of the Department of Health and Human Services (HHS), for the advanced development of our mutant recombinant protective antigen anthrax vaccine, which offers the potential for a dramatic improvement in the rapid production of large amounts of high value stable recombinant anthrax vaccine for the U.S. Government.

Pfenex has regained full rights to PF582 and announced in a separate release today the results of the phase 1/2 trial. Pfenex enrolled a total of 25 VEGF-inhibitor naïve patients with neovascular age-related macular degeneration (AMD) in the PF582 Phase 1/2 trial (13 received PF582, including 1 sentinel patient who received open label PF582, 12 received Lucentis). All patients received 3 monthly intravitreal injections. The primary endpoint of the study was safety and tolerability of PF582 compared to that of Lucentis in patients with neovascular AMD. With respect to safety, there were no meaningful differences in intra-ocular pressure between PF582 and Lucentis at any of the timepoints. Additionally, there were no imbalances in local or systemic adverse events. The immunogenicity results showed comparable anti-drug antibody findings between PF582 and Lucentis throughout the 3 month study period. The efficacy and pharmacodynamic results indicated that there were no meaningful differences in best corrected visual acuity and the decreases in central retinal thickness between PF582 and Lucentis at any of the timepoints were also similar.

The Pfenex collaboration with Jazz Pharmaceuticals on multiple early stage hematology product candidates also includes an option for Jazz Pharmaceuticals to negotiate a license for a recombinant pegaspargase product candidate with Pfenex. Pfenex received upfront and option payments totaling $15 million and may be eligible to receive additional payments of up to $166 million based on the achievement of certain development-, regulatory-, and sales-related milestones, including up to $41 million for certain non-sales-related milestones. Pfenex may also be eligible to receive tiered royalties on worldwide sales of any products resulting from the collaboration. Both parties will be contributing to development efforts.

We anticipate initiating the PF708 clinical program by year end to satisfy the regulatory filing requirements. PF708 is our peptide product candidate that we are developing as a therapeutic equivalent to Forteo (teriparatide) through the 505(b)(2) regulatory development pathway. The PF708 clinical program is expected to include an immunogenicity/pharmacokinetic study in subjects with osteoporosis.

Process development for PF529, our biosimilar candidate to Neulasta (pegfilgrastim), is ongoing and we anticipate receiving regulatory feedback by the end of 2016.

Given the Jazz collaboration and our recent pipeline review, Pfenex has decided to advance the hematology assets that are part of the Jazz collaboration ahead of the PF530 biosimilar Betaseron opportunity. The expenses associated with PF530 will be reduced as part of the portfolio re-alignment. Pfenex completed a Phase 1 trial of PF530, a biosimilar candidate to Betaseron, in 2015 which enrolled 12 healthy subjects. Based on the analysis of the trial PK and PD parameters, no meaningful differences between PF530 compared to the reference compound were observed. Potential strategic opportunities for the PF530 program will be explored, given the successful advancement of PF530 and the positive regulatory feedback.

Financial Highlights for the Second Quarter

Total Revenue increased by $0.8 million, or 37%, to $3.1 million in the three month period ended June 30, 2016 compared to $2.3 million in same period in 2015. The increase in revenue was due to the stage of development of our anthrax vaccine product candidates under our government contracts, offset by a decrease in product sales. Given the nature of the novel vaccine development process, revenue will fluctuate depending on stage of development.

Cost of revenue of $1.4 million increased by approximately $0.5 million in the three month period ended June 30, 2016 compared to $0.9 million in the same period in 2015. The increase in cost of revenue was due primarily to an increase in costs for our anthrax vaccine product candidates under our government contracts. The increase was offset by a decrease in product sales, which is impacted by our customers’ product development and clinical progression. Given the nature of the novel vaccine development process, these costs will fluctuate depending on stage of development.

Research and development expenses increased by approximately $4.0 million to $7.6 million in the three month period ended June 30, 2016 compared to $3.6 million in same period in 2015. The increase in research and development expense was due to the increase in development activity of our product candidates PF708 and PF530 and the hiring of additional personnel dedicated to our research and development efforts. We expect research and development expenses to increase for the foreseeable future as we advance our lead candidates and pipeline product candidates.

Selling, general and administrative expenses increased by $0.6 million, or 17%, to $4.3 million in the three month period ended June 30, 2016 compared to $3.7 million in the same period in 2015. The increase in selling, general and administrative expenses during the periods presented were primarily due to an increase in headcount, as well as increases in salaries and other personnel costs. We expect general and administrative costs to continue to increase for activities associated with operating as a publicly-traded company.

Cash and cash equivalents as of June 30, 2016 was $89.6 million.

Cautionary Note Regarding Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or Pfenex’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern Pfenex’s expectations, strategy, plans or intentions. Forward-looking statements in this press release include, but are not limited to, statements regarding the return of all rights to PF582 to Pfenex; the potential value of PF582; Pfenex’s expectation to pursue strategic options for PF582; the future potential of Pfenex’s product candidates, including future plans to develop, manufacture and commercialize its product candidates, including Pfenex’s belief in its potential to rapidly produce and supply large amounts of high value stable recombinant anthrax vaccine to the U.S. government; Pfenex’s expectations regarding its potential to receive future milestone and royalty payments under its collaboration agreements, including its contracts with Jazz; Pfenex’s plan to initiate the PF708 clinical program by year end; Pfenex’s expectations regarding the timing of the release of additional clinical trial data for its product candidates; Pfenex’s expectations regarding the timing of additional clinical trials and the types of future clinical trials for its product candidates, including PF708, and its other product candidates; Pfenex’s expectations regarding the expected regulatory pathways for its product candidates, including the development of PF708 pursuant to the 505(b)(2) regulatory pathway; Pfenex’s expectations regarding the sufficiency of its clinical trials to satisfy regulatory requirements; Pfenex’s plan to decrease expenses associated with PF530, improve capital efficiency and explore strategic opportunities for PF530; Pfenex’s anticipation of receiving regulatory feedback for PF529 by the end of 2016; and Pfenex’s future projections related to fluctuations and changes in revenue and expenses, including increases in research and development costs as Pfenex advances its product candidates. Pfenex’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Actual results may differ materially from those indicated by these forward-looking statements as a result of the uncertainties inherent in the clinical drug development process, including, without limitation, Pfenex’s ability to successfully demonstrate the efficacy and safety of its product candidates; the pre-clinical and clinical results for its product candidates, which may not support further development of product candidates or may require Pfenex to conduct additional clinical trials or modify ongoing clinical trials or regulatory pathways; challenges related to commencement, patient enrollment, completion, and analysis of clinical trials; difficulties in achieving and demonstrating biosimilarity in formulations; Pfenex’s ability to manage operating expenses; Pfenex’s ability to obtain additional funding to support its business activities and establish and maintain strategic business alliances and new business initiatives; Pfenex’s dependence on third parties for development, manufacture, marketing, sales and distribution of products; unexpected expenditures; and difficulties in obtaining and maintaining intellectual property protection for its product candidates. Information on these and additional risks, uncertainties, and other information affecting Pfenex’s business and operating results is contained in Pfenex’s Annual Report on Form 10-K for the year ended December 31, 2015 and in Pfenex’s subsequent reports on Form 10-Q and Form 8-K, filed with the Securities and Exchange Commission. Additional information will also be set forth in Pfenex’s Quarterly Report on Form 10-Q for the period ended June 30, 2016 to be filed with the Securities and Exchange Commission. The forward-looking statements in this press release are based on information available to Pfenex as of the date hereof, and Pfenex disclaims any obligation to update any forward-looking statements, except as required by law.

Pfenex investors and others should note that we announce material information to the public about the Company through a variety of means, including our website (http://www.pfenex.com/), our investor relations website (http://pfenex.investorroom.com/), press releases, SEC filings, public conference calls, corporate Twitter account (https://twitter.com/pfenex), Facebook page (https://www.facebook.com/Pfenex-Inc-105908276167776/timeline/), and LinkedIn page (https://www.linkedin.com/company/pfenex-inc) in order to achieve broad, non-exclusionary distribution of information to the public and to comply with our disclosure obligations under Regulation FD. We encourage our investors and others to monitor and review the information we make public in these locations as such information could be deemed to be material information. Please note that this list may be updated from time to time.

About Pfenex Inc.

Pfenex Inc. is a clinical-stage biotechnology company engaged in the development of biosimilar therapeutics and high-value and difficult to manufacture proteins. The company’s lead product candidate is PF582, a biosimilar candidate to Lucentis (ranibizumab), for the potential treatment of patients with retinal diseases. Pfenex has leveraged its Pfēnex Expression Technology® platform to build a pipeline of product candidates and preclinical products under development including other biosimilars, as well as vaccines, therapeutic equivalents to reference listed drug products, and next generation biologics.

Company Contact:

Paul Wagner, Ph.D.

Chief Financial Officer

(858) 352-4333

pwagner@pfenex.com

PFENEX INC.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2016	2015	2016	2015
Revenue	$3,135	$2,290	$5,899	$4,265
Cost of revenue	1,440	921	2,716	2,229

Gross profit	1,695	1,369	3,183	2,036

Operating expense
Selling, general and administrative	4,321	3,688	8,530	7,579
Research and development	7,586	3,610	13,073	6,419

Total operating expense	11,907	7,298	21,603	13,998

Loss from operations	(10,212)	(5,929)	(18,420)	(11,962)
Other income (expense), net	46	(33)	46	47

Net loss before income taxes	(10,166)	(5,962)	(18,374)	(11,915)
Income tax expense	—	(21)	(1)	(40)

Net loss	$(10,166)	$(5,983)	$(18,375)	$(11,955)

Net loss per common share basic and diluted	$(0.43)	$(0.27)	$(0.79)	$(0.56)

Weighted-average common shares used to compute basic and diluted net loss per share	23,379	22,460	23,366	21,467

PFENEX INC.

Consolidated Balance Sheets

	June 30, 2016 (unaudited)	December 31, 2015
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$89,598	$106,162
Restricted cash	—	3,959
Accounts and unbilled receivables, net	1,289	2,683
Income tax receivable	227	508
Other current assets	3,081	1,718

Total current assets	94,195	115,030
Deferred income taxes	1,955	1,955
Property and equipment, net	4,427	3,179
Other long term assets	80	121
Intangible assets, net	5,567	5,832
Goodwill	5,577	5,577

Total assets	$111,801	$131,694

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$1,419	$886
Accrued liabilities	7,901	5,997
Current portion of deferred revenue	3,895	3,870
Line of credit obligation	—	3,813
Income tax payable	1,645	1,676

Total current liabilities	14,860	16,242
Deferred revenue, less current portion	42,330	44,225
Other long-term liabilities	52	46

Total liabilities	57,242	60,513
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value, 200,000,000 shares authorized; 23,386,815 and 23,316,413 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	24	24
Additional paid-in capital	214,414	212,661
Accumulated deficit	(159,879)	(141,504)

Total stockholders’ equity	54,559	71,181

Total liabilities and stockholders’ equity	$111,801	$131,694